Exhibit 10.7

Hudson Highland Group

May 6, 2003

Rick Gray

1028 W. Monroe Street

Chicago, IL 60607

Dear Rick:

We are pleased to confirm our offer of employment to you for the position of Vice President, Marketing at Hudson Highland Group, Inc. (“HHGP” or the “Company”), in our Chicago office. This position will report to Jon Chait. Many of the job requirements for this position were discussed with you during the interview process, and I hope you find this position to be both challenging and rewarding. The terms of employment are as follows:

Compensation

As discussed, your annualized base salary will be $215,000.00, which shall be paid semi-monthly at a rate of $8,958.33. In addition, within 30 days of your official start date you will receive a sign-on bonus of $20,000. As a member of the senior management team you will be eligible to receive an annual performance bonus that will be outlined for you within 45 days of your hire date. The uncapped bonus will be based on annual profit targets. Any compensation plan specific to your division can be changed at the company’s sole discretion at any time.

We will recommend to the Compensation Committee of the Board of Directors that within one month of your first day of employment with us, you be granted options to purchase an aggregate of 9,000 shares of HHGP Common Stock, which is comparable and consistent with other executives at your level. These options will be subject in all respects to HHGP’s standard option agreement which includes, among other things, a 3-year vesting schedule (50% after the first year; an additional 25% after the second year; an additional 25% after the third year) and is subject to continued employment, which agreement must be signed and returned by you. This agreement also allows for immediate vesting of all outstanding options upon a change in control as defined by the plan. The strike price per share shall be equal to the NASDAQ closing price on the date the options were granted by HHGP’s Compensation Committee.

In addition, we will recommend to the Compensation Committee of the Board of Directors that within one month of your first day of employment with us, you be granted 3,000 shares of HHGP restricted stock, which is comparable and consistent with other executives at your level. These shares will be subject in all respects to HHGP’s standard restricted stock agreement which includes, among other things, a 3-year vesting schedule (50% after the first year; an additional 25% after the second year; an additional 25% after the third year) and is subject to continued employment, which agreement must be signed and returned by you. This agreement also allows for immediate vesting of all outstanding stock upon a change in control as defined by the plan.

Compensation upon Termination

It is understood and agreed that in the event that this agreement is terminated by the Company other than for Cause (as defined below), subject to the execution and delivery of the Company’s then current form of separation agreement and general release applicable to similarly situated employees and (ii) the expiration of any rescission period provided thereby (without the rescission having been exercised), you shall, as your sole and exclusive remedy, be entitled to receive as severance your then applicable base salary hereunder for a period of twelve months, payable in regular installments in accordance with the Company’s applicable payroll practice for salaried employees. “Cause” shall mean the occurrence of any one or more of the following events: (i) your willful failure or gross negligence in performance of your duties or compliance with the reasonable directions of the CEO or the Designee that remains unremedied for a period of ten (10) days after the CEO or the Designee has given written notice specifying in reasonable detail your failure to perform such duties or comply with such directions; (ii) your failure to comply with a material employment policy of or contractual obligation to the Company that remains unremedied for a period of ten (10) days after the CEO or the Designee has given written notice to you specifying in reasonable detail your failure to comply; or (iii) your commission of (a) a felony, (b) criminal dishonesty or (c) fraud. You acknowledge that the Company may deduct from amounts payable to you under this agreement any tax withholdings and payments, if any, required by law to be so deducted.

Benefits

You will be eligible to participate in available benefit programs for medical, dental, life, STD, LTD, AD&D, flex spending and 401(k) according to the terms, conditions and eligibility requirements set forth in the Company manual and/or individual plan provisions. All benefits excluding 401(k) are effective the first of the month following your start date, provided all enrollment forms are submitted to the benefits department prior to your eligibility date. 401(k) is effective the first of the month following three months of service. In addition, a benefits summary is enclosed for your review.

All employees will receive a performance review once a year.

The Company will provide you with 4 weeks of paid vacation per year. Personal days and sick days are also available, and are outlined in the employee handbook. I hope that you will avail yourself of all that the Company has to offer.

Conditions of Employment

1.	At Will Employment

Your employment with Hudson Highland Group (the “Company”), is scheduled to commence no later than May 19, 2003. To prevent any misunderstandings between us, this letter will supersede any discussions or written documents between us or between you and any other representative of the company regarding your employment. This letter sets forth the entire understanding between us regarding your employment, and may not be amended or modified except by a document in writing signed by both of us. Please understand that while it is our hope and belief that our relationship will be a long one, this is an offer of employment on an “at will” basis. Nothing in this letter should be construed as creating any other type of employment relationship.

2.	Confidentiality, non-solicitation and work product assignment, and mutual agreement to arbitrate claims

Due to the nature of our business and in an effort to protect both you, our clients and the Company, the Company requires all employees to sign a confidentiality, non-solicitation and work product assignment agreement, and mutual agreement to arbitrate claims agreement prior to the commencement of employment. The employment offer is contingent upon the execution and return of this agreement. The agreement is enclosed for your review and signature.

3.	Employment Eligibility

Finally, we are required by federal law to examine documentation of your employment eligibility. On your first day of work, please bring with you evidence of your U.S. citizenship or proof of your legal tight to work in the US. The list of acceptable documents is enclosed.

We are excited that you are joining our team, and we look forward to confirming your start date. You are welcome to call me anytime with questions at (212) 351-7205.

At this time, I would also like to take the opportunity to invite you to the senior management meeting that will be taking place in New York City on May 20th and 21st.

Kindly acknowledge your acceptance of this offer by signing and dating this letter and returning via fax along with the confidentiality/non-solicitation agreement and the arbitration agreement to: Human Resources (917) 256-8546. This offer shall remain effective until one week after the above date.

Sincerely,

/s/ Margaretta Noonan

Margaretta Noonan EVP, Global Human Resources

Accepted by:

/s/ Rick Gray

Rick Gray	HR Name and Title

5/6/03

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